Exhibit 10.4

FORM OF

PERFORMANCE AWARD AGREEMENT

THIS PERFORMANCE AWARD AGREEMENT (this “Agreement”) is made as of the 16th day of March, 2006, between DYNEGY INC., an Illinois corporation (“Dynegy”), and all of its Affiliates (the “Company”), and                                          (“Employee”). A copy of the Dynegy Inc. [2002][2000] Long Term Incentive Plan (the “Plan”) is annexed to this Agreement and shall be deemed a part hereof as if fully set forth herein. Unless the context otherwise requires, all terms that are not defined herein but which are defined in the Plan shall have the same meaning given to them in the Plan when used herein.

1. The Grant. The Compensation and Human Resources Committee of the Board of Directors (the “Committee”) granted to Employee on March 16, 2006 (“Effective Date”), a Performance Award of                                  performance units, each of which has a designated value of $100 and represents the right to receive an amount payable in the form of cash or shares of Dynegy’s Class A Common Stock (“Shares”), as determined in the discretion of the Committee. Employee acknowledges receipt of a copy of the Plan, and agrees that this Performance Award shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof, and to all of the terms and conditions of this Agreement. If it is subsequently determined by the Committee, in its sole discretion, that the terms and conditions of this Agreement and/or the Plan are not compliant with Code Section 409A, or any Treasury regulations or Internal Revenue Service guidance promulgated thereunder, this Agreement and/or the Plan may be amended accordingly.

2. Performance Period and Performance Goals. The performance period for purposes of determining whether the Performance Award will be paid shall be January 1, 2006 through December 31, 2008 (the “Performance Period”). The performance goals for purposes of determining whether, and the extent to which, the Performance Award will be paid are set forth in Exhibit 1 to this Agreement, which Exhibit is made a part of this Agreement. Notwithstanding the foregoing, the Committee shall have discretion to adjust the performance goals to reflect actions undertaken in the best interest of the Company and its shareholders, including, but not limited to, strategic transactions affecting the performance goals as well as recapitalizations, reorganizations, mergers, consolidations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or structure of the Company.

3. Payment. Subject to the provisions of Sections 4 and 5 of this Agreement, after the Performance Period, the Performance Award shall be paid as soon as practicable after the Committee determines whether and to what extent the performance goals have been achieved for the Performance Period in accordance with the terms set forth in Exhibit 1 to this Agreement; provided, however, that any such payment shall be made no later than March 15, 2009.

4. Termination. The Performance Award and the Employee’s right to receive any cash or Shares hereunder will automatically and without notice terminate and become null and void upon Employee’s termination of employment with the Company during the Performance Period, except that if Employee’s termination of employment is by reason of:

(a) death,

(b) disability (as defined in the Company’s long term disability program or plan in which Employee is a participant or, if Employee does not participate in any such plan, as defined in the Dynegy Inc. Long Term Disability Plan, as amended),

(c) retirement by Employee following (i) the date on which such Employee has reached fifty-five (55) years of age and (ii) at least five (5) years of service as an employee of the Company, or

(d) dismissal by the Company other than For Cause,

Employee shall be treated as if he or she had been continuously employed by the Company during the Performance Period. In such case, Employee or Employee’s legal representative, or the person, if any, who acquired the Performance Award by bequest or inheritance or by reason of the death of Employee, shall be entitled to receive any payment with respect to the Performance Award in accordance with Section 3 of this Agreement; provided, however, that if Employee’s termination of employment is for the reason described in (d), any such payment shall be prorated by multiplying the payment by a fraction, the numerator of which shall be the number of calendar days that elapsed between the date of Employee’s termination and the Effective Date and the denominator of which shall be 1,080.

For purposes of this Agreement, the term “For Cause” shall mean, and hence arise where, as determined by the Committee in its sole discretion, Employee (i) has been convicted of a misdemeanor involving moral turpitude or a felony; (ii) has failed to substantially perform the duties of such Employee to the Company (other than such failure resulting from Employee’s incapacity due to physical or mental condition) which results in a materially adverse effect upon the Company, financial or otherwise; (iii) has refused without proper legal reason to perform Employee’s duties and responsibilities to the Company; or (iv) has breached any material corporate policy maintained and established by the Company that is applicable to Employee, provided such breach results in a materially adverse effect upon the Company, financial or otherwise.

5. Change In Control. In the event a “Change in Control,” as hereinafter defined, occurs during the Performance Period, then Employee shall receive a payment with respect to the Performance Award based on, and assuming that, the performance goals set forth in Exhibit 1 to this Agreement would have been achieved at the Target level (100%). Such payment shall be made regardless of whether Employee’s employment with the Company is terminated (other than For Cause) on or after such Change in Control, and shall be made in the form of cash to Employee as soon as administratively feasible, but no later than the earlier of 2 1/2 months after such Change in Control or March 15, 2009. If a payment is made pursuant to this Section 5, no payment shall be made pursuant to Section 3 of this Agreement.

For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events: (1) a merger of Dynegy with another entity, a consolidation involving

Dynegy, or the sale of all or substantially all of the assets or equity interests of Dynegy to another entity if, in any such case, (A) the holders of equity securities of Dynegy immediately prior to such event do not beneficially own immediately after such event equity securities of the resulting entity entitled to sixty percent (60%) or more of the votes then eligible to be cast in the election of directors (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of Dynegy immediately prior to such event or (B) the persons who were members of the Board immediately prior to such event do not constitute at least a majority of the board of directors of the resulting entity immediately after such event; (2) the dissolution or liquidation of Dynegy, in each case having substantially the effect specified in Section 12.30 of the Illinois Business Corporation Act of 1983, as amended, but excluding a reorganization pursuant to chapter 11 of Title 11, U.S. Code, as amended; (3) a circumstance where any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than twenty percent (20%) (which percentage shall be increased to forty percent (40%) in the case of ownership or control by Chevron Corporation or a “group” of which Chevron Corporation is a part) of the combined voting power of the outstanding securities of, (A) if Dynegy has not engaged in a merger or consolidation, Dynegy, or (B) if Dynegy has engaged in a merger or consolidation, the resulting entity; (4) circumstances where, as a result of or in connection with, a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board; or (5) the Board (or the Committee) adopts a resolution declaring that a Change in Control has occurred. For purposes of the “Change in Control” definition, (A) “resulting entity” in the context of an event that is a merger, consolidation or sale of all or substantially all of the subject assets or equity interests shall mean the surviving entity (or acquiring entity in the case of an asset or equity interest sale), unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of Dynegy receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (B) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Dynegy” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

6. Status of Stock. Employee agrees that any Shares distributed pursuant to this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Employee also agrees that (a) the certificates representing the Shares may bear such legend or legends as the Committee in its sole discretion deems appropriate in order to assure compliance with applicable securities laws and (b) the Company may refuse to register the transfer of the Shares on the stock transfer records of the Company, and may give related instructions to its transfer agent, if any, to stop registration of such transfer, if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law.

7. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company or an Affiliate (as such term is defined in the Plan). Nothing in the adoption of the Plan or the grant of the Performance Award thereunder pursuant to this Agreement, shall confer upon Employee the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, Employee’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either Employee or the Company for any reason whatsoever, with or without cause. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee in its sole discretion, and its determination shall be final and binding on all parties.

8. Withholding of Tax. To the extent that payment of the Performance Award results in compensation income to Employee for federal or state income tax purposes, the Company is authorized to withhold from any cash or Shares distributable to the Employee under this Agreement) then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income.

9. Miscellaneous.

(a) This grant is subject to all the terms, conditions, limitations and restrictions contained in the Plan. In the event of any conflict or inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall be controlling.

(b) Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered when hand delivered to Employee at his or her principal place of employment or when sent by registered or certified mail to Employee at the last address Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered when sent by registered or certified mail to the Company at its principal executive offices.

(c) Employee shall be presumed to have agreed to and accepted the terms of this Agreement unless he or she submits a written objection to the Committee or the undersigned officer within 30 days after the Effective Date.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized as of the date first above written.

DYNEGY INC.

By:
Name:	J. Kevin Blodgett
Title:	General Counsel & EVP, Administration

Exhibit 1

Performance Goal for Three-Year Performance Period

(January 1, 2006 — December 31, 2008)

		Threshold		Target	Maximum
Performance Goal	Dynegy Inc. Operating Cash Flow (OCF)	Less than 70% of OCF Target (<$671 M)	70% of OCF Target ($671 M)	100% of OCF Target ($959 M)	130% of OCF Target or greater (≥$1,247 M)
Payment Levels*	% of each $100 Performance Unit	0%	50%	100%	200%

*	Percentages for OCF between 70% and 100% of OCF Target and 100% and 130% of OCF Target, and the resulting payment levels, will be interpolated.